Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:	Media:
Sheree Aronson	Steve Chesterman
(714) 247-8290	(714) 247-8711
sheree.aronson@amo-inc.com	steve.chesterman@amo-inc.com

or

Sard Verbinnen & Co
Jim Barron (212) 687-8080
Andrew Cole (415) 618-8750

ADVANCED MEDICAL OPTICS CONFIRMS $75 PER SHARE

PROPOSAL TO ACQUIRE BAUSCH & LOMB

Combination Would Expand AMO’s Scale and Scope,

Broaden Product Portfolio, Enhance Ability to Generate Efficiencies

(SANTA ANA, CA), July 5, 2007 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today confirmed it has submitted a proposal to acquire Bausch & Lomb (B&L) [NYSE: BOL] for $75 per share in cash and AMO stock. AMO has been designated as a party that B&L can continue to negotiate with despite the end of the “go shop” period. The proposal values B&L at approximately $4.3 billion in equity value.

Under the terms of the AMO proposal, each B&L share would be exchanged for $45 in cash and a fixed number of shares of AMO common stock having a value of $30 at the time of signing a definitive agreement. AMO expects the transaction to be marginally dilutive on a cash basis in year one and significantly accretive on a cash basis in year two.

“We are pleased that B&L’s board has determined that our offer is bona fide and is reasonably likely to result in a superior offer,” said AMO Chairman, President and CEO Jim Mazzo. “We look forward to working with them to reach a definitive agreement as soon as possible and believe our bid represents a strategically and financially superior proposal to B&L’s existing merger agreement.”

A combination of AMO and B&L would:

•

Significantly expand AMO’s global scale and scope. With sales in over 100 countries and operations in over 50, B&L’s global reach would more than double AMO’s direct presence and would greatly enhance its ability to expand market opportunities and margins.

•	Broaden and deepen AMO’s product portfolio. B&L’s strengths are in contact lenses and lens care, eye drops for dry eye, allergies and inflammation, vitamins for ocular health, vitreoretinal surgical products and post-operative prescription products. Combining these with AMO’s eye care, cataract and refractive products and technologies would create a broad-based product offering for physicians, which is consistent with AMO’s strategy of providing the complete refractive solution.

•

Enhance ability to generate efficiencies and innovation. The combined global platform would provide significant opportunities to enhance efficiencies and create productivity improvements. Economies of scale would allow both companies to build on their unique and complementary heritages of product leadership and innovation within ophthalmology through increased investment in R&D.

“This is a truly unique opportunity that would enable AMO to accelerate our strategic goal of providing a full range of advanced technologies to address the vision needs of patients of all ages,” said Mazzo. “I am confident that delivering on this strategy will allow us to generate significant value for shareholders and create new opportunities for our combined employee base. The AMO and B&L businesses complement each other and together would provide increased scale, scope and the enhanced ability to generate productivity and efficiency improvements. Through a focus on integrating the best of both businesses, as well as the sale of some non-core assets, our goal is to create a stronger, more competitive combined company with a platform for sustained, profitable growth.”

Mazzo added, “AMO’s successful acquisition strategy, combined with strong organic growth, has enabled the company to grow its enterprise value from $410 million in 2002 to $3.8 billion today. This strong track record makes us confident that we can deliver significant value through a transaction with B&L. We have already identified sufficient cost-saving opportunities that would make the transaction accretive on a cash basis in year two. We are also confident in our ability to continue to effectively manage our existing businesses and deliver on our current and future financial commitments. A team of outside advisors will work in conjunction with the management teams to complete a rapid and successful integration. B&L has played an historic role in our industry and we have enormous respect for its proud heritage and skilled employees. Together, I believe we have a unique opportunity to create a company that is capable of changing the face of our industry and will bring benefits to our patients, customers, employees and shareholders.”

AMO has conducted a thorough review of the potential antitrust issues in connection with the proposed transaction, and it is confident it will be able to address these issues in a timely manner.

The cash consideration has been fully committed by Goldman Sachs and will be financed using a combination of bank and public debt. AMO expects that the combined company’s leverage at the time of closing will be in line with AMO’s pro forma leverage at the time of the closing of the IntraLase transaction.

AMO expects to continue its due diligence. There can be no assurance that the proposal will result in any transaction. The company does not anticipate providing additional information about the proposed transaction unless and until it deems further public comment to be required.

Goldman Sachs is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is acting as a legal advisor to AMO.

Cautionary Statement Regarding Forward-Looking Statements

All statements regarding the proposed bid to acquire B&L, including the expected impacts of combining AMO with B&L, anticipated scale and scope, combined product portfolios, efficiencies and productivity improvements, integration plans, regulatory review, expected cost savings, financing sources, leverage and accretion, Mr. Mazzo’s statements, and forecasts of financial information and any other statements that refer to AMO’s plans or estimated future results, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about future financial and operating results and the potential transaction. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, AMO may decide not to pursue the transaction. In addition, if an agreement is reached with B&L, and the appropriate shareholder and regulatory approvals are not received, or either of the companies fails to satisfy other conditions to closing, the transaction will not be consummated. In any forward-looking statement in which AMO expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the transaction will be completed and financed on acceptable terms, successfully integrating AMO and B&L, the failure to realize the synergies and other perceived advantages resulting from the transaction, costs and potential litigation associated with the transaction, the failure to obtain the approvals of shareholders, the inability to obtain, or meet conditions imposed for, applicable regulatory requirements relating to the transaction, the failure of either party to meet the closing conditions set forth in the definitive agreement, the ability to retain key personnel both before and after the transaction, each company’s ability to successfully execute its business strategies, unforeseen impacts of the recalls of eye care solutions, the extent and timing of regulatory approvals, and the extent and timing of market acceptance of new products or product indications, manufacturing, litigation, the procurement, maintenance, enforcement and defense of patents and proprietary rights, competitive conditions in the industry, business cycles affecting the markets in which any products may be sold, fluctuations in foreign exchange rates and interest rates, and economic conditions generally or in various geographic areas, including those set forth in AMO’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, especially in the “Risk Factors” sections and other SEC filings. AMO is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Advanced Medical Optics (AMO)

AMO develops advanced, life-improving vision technologies for people of all ages. Products in the cataract/implant line include intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as ReZoom®, Tecnis®, Clariflex®, Sensar®, and Verisyse® IOLs, Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the laser vision correction line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices, and excimer laser vision correction systems and treatment cards. AMO brands in the laser vision correction business include Star S4 IR®, WaveScan Wavefront®, CustomVue®, IntraLase® FS, IntraLase Method™ and IntraLasik®. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink™ branded products. AMO is based in Santa Ana, California, and employs approximately 4,200 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

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